AGREEMENT
                                     for the
                                PURCHASE AND SALE
                                       of
                                  MINING CLAIMS



THIS AGREEMENT FOR THE PURCHASE AND SALE OF MINING CLAIMS, made and effective this sixth day of March, 1997 by and between Kintana Resources Ltd. a British Columbia corporation whose address is 505 - 1111 West Georgia Street, Vancouver, British Columbia, (Seller), and Silverado Mines Ltd. a British Columbia corporation whose address is 505 - 1111 West Georgia Street, Vancouver, British Columbia, (Buyer),

WITNESSETH:

WHEREAS, Seller is the owner of certain State of Alaska mining claims (the Claims) located near Fairbanks, Alaska, subject to certain obligations to Buyer as well as the interests of other parties the details of which are set forth in Exhibit A attached hereto and incorporated herein by reference; and

WHEREAS, Seller wishes to sell and Buyer wishes to buy the Claims on the terms hereinafter set forth, all subject to the express approval of the shareholders of Kintana;

NOW THEREFORE, in consideration of these premises, and the mutual promises made herein, the parties agree as follows:

1. GRANT Seller hereby grants unto Buyer all right, title and interest it has, if any, in those certain State of Alaska mining claims more as extensively described in Exhibit A.

2. PURCHASE PRICE The purchase price for the Claims shall be $565,000 composed of the following items:

     a)   Buyer shall assume all assets and liabilities of Seller, and

     b) Buyer shall distribute to Seller a number of shares of its no par value, unrestricted, free-trading stock in accordance with the provisions of the proxy statement distributed to the shareholders of Seller in conjunction with an extra-ordinary meeting of the Members of Kintana Resources Ltd. to be held on or about May 21, 1997, which number of shares will be equal to the difference between the $565,000 and the total for which all liabilities of Kintana can be discharged, assuming a value of the said stock to be $0.375 (U.S.) per share.

3.   DISSOLUTION OF KINTANA

          Upon the conclusion of this transaction and the disposition of its assets and liabilities, Kintana Resources Ltd. shall then be dissolved pursuant to Section 282 of the Company Act of British Columbia.

4.   MISCELLANEOUS

     a) This Agreement constitutes the entire agreement between the parties and supersedes and replaces all other agreements, oral or written relating to the subject matter hereof.

     b) This Agreement shall be interpreted in accordance with the laws of British Columbia.

     c) This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

     d)   Time is of the essence in this Agreement


IN WITNESS OF WHEREOF, the Parties have set their hands and seals on the day and year first above written at Vancouver, British Columbia.



KINTANA RESOURCES LTD.                               SILVERADO MINES LTD.





By:  /s/ Garry L. Anselmo                       By:  /s/ Garry L. Anselmo
     ---------------------------                     ---------------------------
     Garry L. Anselmo, President                     Garry L. Anselmo, President